Exhibit 10.1

LaSalle Business Credit, LLC 135 South LaSalle Street, Suite 425 Chicago, IL 60603-4177 (312) 904-8490 Fax: (312) 904-6109

March 30, 2007

The Coast Distribution System, Inc.

350 Woodview Avenue

Morgan Hill, California 95037

Re:	First Amendment

Gentlemen:

The Coast Distribution System, Inc., a Delaware corporation (“Coast Delaware”), United Sales & Warehouse of Texas, Inc., a Texas corporation (“United Sales”), C/P Products Corp., an Indiana corporation (“C/P”), Mohawk Trailer Supply, Inc., a New York corporation (“Mohawk”), and Les Systemes De Distribution Coast (Canada) Inc. The Coast Distribution System (Canada) Inc., a corporation organized under the laws of the Province of Quebec (“Coast Canada”) (Coast Delaware, United Sales, C/P, Mohawk, and Coast Canada are referred to individually as “Borrower” and collectively as “Borrowers”), and Standard Federal Bank National Association, a national banking association (“US Lender”), acting by and through LaSalle Business Credit, LLC, a Delaware limited liability company, as Agent for US Lender (“Agent”) and LaSalle Business Credit, a division of ABN AMRO BANK N.V., Canada Branch, a Canadian branch of a Netherlands bank (“Canadian Lender”), (US Lender, acting through Agent, and Canadian Lender are referred to collectively as “Lender”), have entered into that certain Third Amended and Restated Loan and Security Agreement dated August 30, 2005 (the “Security Agreement”). From time to time thereafter, Borrowers and Lender may have executed various amendments (each an “Amendment” and collectively the “Amendments”) to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the “Agreement”). Borrowers and Lender now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Agreement hereby is amended as follows:

(a) The definition of “Applicable Margin” set forth in Section 1 of the Agreement is hereby amended and restated as follows:

The Coast Distribution System, Inc.

March 30, 2007

“Applicable Margin” shall mean, with respect to any LIBOR Rate Loans, Canadian Prime Rate Loans, US Prime Rate Loans and Canadian US Base Rate Loans (each, an “Interest Type”, as hereinafter defined), a percentage per annum determined by reference to the applicable Funded Debt Ratio, Fixed Charge Coverage Ratio and Pre Tax Loss of the Borrowers, calculated on a consolidated basis, as set forth below for each interest Type for the periods stated:

Period	Level	Funded Debt Ratio	Fixed Change Coverage Ratio	Pre Tax Loss	Applicable Margin For LIBOR Rate Loans (in basis points)	Applicable Margin for US Prime Rate Loans, Canadian Prime Rate Loans and Canadian US Base Rate Loans (In basis points)
Within ten (10) days of Lender’s receipt of Coast Delaware’s annual audited consolidated financial statements for any Fiscal Year (beginning with its Fiscal Year ending December 31, 2006), provided that no Event of Default shall have occurred and be continuing.	(1)	Less than 0	Less than 1.2:1.0	Greater than $3,800,000	275 bps	75 bps
	(2)	Less than 0	Less than 1.2:1.0	Equal to or less than $3,800,000	225 bps	25 bps
	(3)	Greater than 7.0:1.0	Less than 1.2:1.0	N/A	200 bps	25 bps
	(4)	Less than or equal to 7.0:1.0 but greater than 5.0:1.0	Less than 1.2:1.0	N/A	175 bps	0 bps
	(5)	Less than or equal to 5.0:1.0 but greater than 3.5:1.0	Less than 1.2:1.0	N/A	150 bps	0 bps
	(6)	Less than or equal to 3.5: 1.0 but greater than 2.75:10	Equal to or greater than 1.2:1.0	N/A	125bps	-25 bps
	(7)	Equal to or less than 2.75:1 but greater than or equal to 0	Equal to or greater than 1.2:1.0	N/A	100 bps	-50 bps

;provided, however, that after the occurrence and during the continuance of an Event of Default the Applicable Margin shall be the default rate as provided in Section 4(a)(v) of this Agreement. As a point of information, as of the date of this First Amendment, the Applicable Margin is at Level (6) in the above table.

The Coast Distribution System, Inc.

March 30, 2007

(b) The definition of “Other Agreements” set forth in Section 1 of the Agreement is amended and restated as follows:

“Other Agreements” shall mean any Hedging Agreements and any other agreements, documents, instruments and writings to evidence, perfect or protect Lender’s lien and security interest in the Collateral required hereunder or as Lender may request from time to time, as each of the same may be amended, modified or supplemented from time to time.

(c) The definition of “Liabilities” set forth in Section 1 of the Agreement is amended and restated as follows:

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrowers to Lender, Agent or to LaSalle Bank of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance and Hedging Obligations), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law. In each case the amount of such obligations and liabilities shall be calculated without duplication.

(d) Section 1 of the Agreement is hereby amended to add the following definitions in the appropriate alphabetical order:

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rate, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligations in respect of any Hedging Obligation shall be deemed to be the incremental obligations that would be reflected in the financial statements of such Person in accordance with general accepted accounting principles.

“Pre Tax Loss” shall mean net loss before taxes.

(e) Subsection 2(a) of the Agreement shall be amended and restated in its entirety as follows:

(a) US Revolving Loans.

Subject to the terms and conditions of this Agreement, during the Original Term and any Renewal Term, Agent shall, absent the existence of an Event of Default,

The Coast Distribution System, Inc,

March 30, 2007

make revolving loans and advances (the “US Revolving Loans”) to Coast US on behalf of US Lender, or cause US Lender to make such loans and advances in an amount up to the sum of the following sublimits (the “US Borrowing Base Availability”):

(i) an amount equal to eighty percent (80%) of the face amount of Coast US’s Eligible Accounts, (provided that Lender may reduce the lending formula with respect to Coast US’s Eligible Accounts to the extent that Lender determines in its Permitted Discretion that: (A) the dilution with respect to those Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in those Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales has increased in any material respect, or may be reasonably anticipated to increase in any material respect, above historical levels), or (B) the general creditworthiness of the Account Debtors of Coast US has declined; provided further, that in determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Borrowers’ Eligible Accounts; plus

(ii) the US Inventory Advance Sublimit; minus

(iii) (a) a reserve of $1,000,000 to the extent that Borrowers actual consolidated Tangible Net Worth is at anytime equal to or greater than $27,900,000 but less than or equal to $29,300,000; (b) a reserve of $2,000,000 to the extent Borrowers actual consolidated Tangible Net Worth is less than $27,900,000 and (c) a reserve with respect to Hedging Obligations in an amount determined by Agent in its Permitted Discretion;

provided, that the US Borrowing Base Availability shall in no event exceed the US Maximum Loan Sublimit, provided further that the aggregate unpaid principal balance of the US Revolving Credit Outstandings plus the aggregate unpaid principal balance of Canadian Revolving Credit Outstandings shall in no event exceed the Maximum Loan Limit.

The aggregate unpaid principal balance of all US Revolving Credit Outstandings shall not at any time exceed the lesser of the (i) US Borrowing Base Availability and (ii) the US Maximum Loan Sublimit. If at any time (A) the US Revolving Credit Outstandings exceeds either the US Borrowing Base Availability or the US Maximum Loan Sublimit, (B) any portion of the US Revolving Credit Outstandings exceeds any applicable sublimit within the US Borrowing Base Availability or (C) the aggregate unpaid principal balance of the US Revolving Credit Outstandings and Canadian Revolving Credit Outstandings exceeds the Maximum Loan Limit, except as otherwise provided in subsection 2(e), Coast US shall pay to US Lender or Agent, for the benefit of US Lender, such amount as may be necessary to eliminate such excess and Agent and US Lender shall apply such payment to the US Revolving Credit Outstandings to eliminate such excess; provided, that Lender shall permit such excess (the “Excess”) to remain

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March 30, 2007

outstanding for a period of up to the earlier of (w) the date Coast US becomes aware of such Excess and (x) the earliest date that Coast US is required to deliver it’s next monthly trial balance of its Accounts pursuant to subsection 9(b) hereof so long as (y) no Event of Default is then in existence and (z) the outstanding amount of such Excess does not exceed $250,000.00; provided further that Lender shall have no obligation to make Loans during such period of time as such Excess remains outstanding.

Coast US hereby authorizes Agent and US Lender, in each of their Permitted Discretion, to charge any of Coast US’ accounts or advance US Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement.

A request for a US Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Coast US shall give Agent same day notice, no later than 1:00 P.M. (Chicago time) for such day, of its request for a US Revolving Loan as a US Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a US Revolving Loan as a LIBOR Rate Loan, in which notice Coast US shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that Coast US maintains a controlled disbursement account at LaSalle Bank, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a US Revolving Loan as a US Prime Rate Loan. As an accommodation to Coast US, Agent may permit telephone requests for US Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Coast US. Unless Coast US specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Coast US, neither Agent nor US Lender shall have any liability to Coast US for any loss or damage suffered by Coast US as a result of Agent’s or US Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or US Lender by Coast US and neither Agent nor US Lender shall have any duty to verify the origin of any such communication or the authority of the Person sending it.

Coast US hereby irrevocably authorizes Agent and US Lender to disburse the proceeds of each US Revolving Loan requested by Coast US, or deemed to be requested by Coast US, as follows: the proceeds of each US Revolving Loan requested under subsection 2(a) shall be disbursed by Agent or US Lender in lawful money of the United States of America in immediately available funds by wire transfer, Automated Clearing House (ACH) transfer or internal bank transfer of funds (if applicable) to a bank account at an Approved Bank or to such other bank account as may be agreed upon by Coast US and Agent (which agreement by Agent shall not be unreasonably withheld) from time to time, or elsewhere if pursuant to a written direction from Coast US.

The Coast Distribution System, Inc.

March 30, 2007

(f) The date of the Original Term of May 31, 2009 set forth in Section 10 of the Agreement is hereby amended and restated to read May 31, 2010.

(g) Subsection 12(j) of the Agreement is hereby amended and restated in its entirety as follows:

(j) Checking Accounts.

Borrowers shall maintain their general checking/controlled disbursement accounts with an Approved Bank in order to effectuate the provisions herein, in particular, the terms and conditions established in Section 8 above. In addition, Borrowers shall enter into Agreements with LaSalle Bank for standard cash management services, including without limitation, “remote deposit” cash management services. Borrowers shall be responsible for all normal charges assessed thereon.

(h) Section 12 of the Agreement is amended to add the following subsection (1) “Interest Rate Protection”:

(l) Interest Rate Protection.

Within sixty (60) days of the date hereof, Coast US shall enter into Hedging Agreements satisfactory to Agent for interest rate protection with respect to not less than $10,000,000 of the Loans for a period of not less than three (3) years and shall keep such Hedging Agreements in full force and effect at all times during such period.

(i) Subsection 13(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e) Dividends, Distributions and Redemptions.

Except for stock dividends, Borrowers shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of their stock (if a Borrower is a corporation) or on account of any equity interest in Borrowers (if a Borrower is a partnership, limited liability company or other type of entity) or redeem or repurchase shares of their respective stock, except that any Borrower may pay any dividend to its Parent provided such Parent is another of the Borrowers, and except that Coast Delaware may pay cash dividends or repurchase or redeem its outstanding capital stock in each case, so long as (i) no Event of Default has occurred and is continuing, (ii) no Event of Default would occur as a result of such dividend payment or stock redemption or repurchase, and (iii) such dividend payment, stock redemption or repurchase is permitted under all applicable laws.

The Coast Distribution System, Inc.

March 30, 2007

(j) Subsection 13(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f) Investments; Loans.

Except as otherwise permitted by subsection 13(d) above, Borrowers shall not (i) purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States and Hedging Agreements for interest rate protection in accordance with subsection 12(I) hereof, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States and (ii) lend or otherwise advance funds to any Person, except for (A) advances made to employees, officers, directors and managers for travel and other expenses arising in the ordinary course of business and (B) loans to employees not exceeding $100,000.00 in the aggregate outstanding for all employees at any one time; provided, however, that the grant or issuance by any of the Borrowers of stock options or stock purchase rights to employees on terms that permit the employees to pay for the shares subject to such grants or issuances on an installment or deferred basis, whether or not the obligations to make such payments are evidenced by a promissory note or other similar instrument, shall not constitute the making of loans by Borrowers that is prohibited by this subsection 13(f).

(k) Subsections 14(a), 14(b), 14(c) and 14(d) of the Agreement are hereby amended and restated in their entirety as follows:

(a)	Tangible Net Worth.

Borrowers shall, on a consolidated basis, measured quarterly on a cumulative basis, maintain Tangible Net Worth as follows: (i) for the fiscal quarter ending on December 31, 2006, Twenty-Six Million Eight Hundred Thousand and No/100 Dollars ($26,800,000.00); and (ii) for each fiscal quarter ending during the Fiscal Year 2007 and thereafter (in each case, a “Measurement Quarter”), the minimum Tangible Net Worth for such Measurement Quarter shall be (A) the minimum Tangible Net Worth for the immediately preceding fiscal quarter (as may be further increased hereby) plus 50% of Borrowers’ actual Net Income (but without reduction for any net loss) for such Measurement Quarter;).

(b)	“INTENTIONALLY OMITTED”

The Coast Distribution System, Inc.

March 30, 2007

(c)	“INTENTIONALLY OMITTED”

(l) Subsection 14(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)	Capital Expenditures.

Except for Capital Expenditures funded by Indebtedness as permitted under subsection 13(b), Borrowers, on a consolidated basis, shall not make any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate cost of all Capital Expenditures would exceed (i) $2,700,000.00 for Fiscal year 2007 and (ii) One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) during any Fiscal Year thereafter.

2. This Amendment shall not become effective until (i) fully executed by all parties hereto.

3. Except as amended hereby, the Agreement and each of the Other Agreements shall remain in full force and effect in accordance with its respective terms. Borrowers hereby ratify and confirm their liabilities, obligations and agreements under the Agreement and the Other Agreements, all as amended by this First Amendment, and acknowledge that (i) Borrowers have no defenses, claims or set-offs to the enforcement by Lender of such liabilities, obligations and agreements, (ii) Lender has fully performed all obligations to Borrowers which it may have had or has on and as of the date hereof, and (iii) Lender does not waive, diminish or limit any term or condition contained in the Agreement or the Other Agreements. The agreement of Lender to the terms of this First Amendment or any other amendment of the Agreement shall not be deemed to establish or create a custom or course of dealing among Lender and Borrowers. The Agreement and the Other Agreements, as amended by this First Amendment, contain the entire agreement among Lender and Borrowers with respect to the transactions contemplated by the Agreement and the Other Agreements.

(Remainder of page intentionally left blank, signatures to follow)

The Coast Distribution System, Inc.

March 30, 2007

LASALLE BUSINESS CREDIT, LLC, as Agent

By	/s/ [ILLEGIBLE]
Title	[ILLEGIBLE] Vice President

LASALLE BANK MIDWEST NATIONAL ASSOCIATION,
formerly known as,
STANDARD FEDERAL BANK NATIONAL ASSOCIATION, as US Lender

By	/s/ [ILLEGIBLE]
Title	AUTHORIZED SIGNATORY

LASALLE BUSINESS CREDIT, A DIVISION OF ABN AMRO BANK N.V., Canada Branch, as Canadian Lender

By	/s/ Nick Dounas
Nick Dounas
Title	Vice President

/s/ Darcy Mack
Darcy Mack
First Vice President

The Coast Distribution System, Inc.

March 30, 2007

ACKNOWLEDGED AND AGREED TO this 30th day of March, 2007: THE COAST DISTRIBUTION SYSTEM, INC.

By	/s/ Sandra Knell
Title	CFO

UNITED SALES & WAREHOUSE OF TEXAS, INC.

By	/s/ Sandra Knell
Title	EVP

C/P PRODUCTS, CORP.

By	/s/ Sandra Knell
Title	EVP

MOHAWK TRAILER SUPPLY, INC.

By	/s/ Sandra Knell
Title	EVP

LES SYSTEMES DE DISTRIBUTION COAST (CANADA) INC. THE COAST DISTRIBUTION SYSTEM (CANADA) INC.

By	/s/ Sandra Knell
Title	EVP

The Coast Distribution System, Inc.

March 30, 2007

Acknowledged and Consented to by the following Guarantor of the obligations of:

The Coast Distribution System, Inc., United Sales & Warehouse of Texas, Inc., C/P Products Corp., Mohawk Trailer Supply, Inc., and Les Systemes De Distribution Coast (Canada) Inc. The Coast Distribution System (Canada) Inc.

to

LaSalle Bank Midwest National Association, formerly known as, Standard Federal Bank National Association, acting by and through LaSalle Business Credit, LLC, as Agent, and LaSalle Business Credit, a division of ABN AMRO BANK N.V., Canada Branch

9002-1288 QUEBEC INC.

By	/s/ Sandra Knell
Name	Sandra Knell
Title	EVP